EXHIBIT 99.1

Community West Bancshares Reports Fourth Quarter Earnings of $2.9 Million, or $0.33 Per Diluted Share, and Record Net Income of $13.1 Million, or $1.50 Per Diluted Share, for the Year; Declares Quarterly Cash Dividend of $0.07 Per Common Share

GOLETA, Calif., Jan. 28, 2022 (GLOBE NEWSWIRE) -- Community West Bancshares (“Community West” or the “Company”), (NASDAQ: CWBC), parent company of Community West Bank (the “Bank”), today reported net income increased 10.2% to $2.9 million, or $0.33 per diluted share, for the fourth quarter, compared to $2.6 million, or $0.31 diluted share, for the fourth quarter of 2020, and decreased compared to $3.6 million, or $0.41 per diluted share, for the third quarter of 2021. For the full year 2021, the Company reported record net income of $13.1 million, or $1.50 per diluted share, an increase of 58.9% compared to $8.2 million, or $0.97 per diluted share, for the full year 2020.

“We delivered excellent fourth quarter and full year 2021 financial results, highlighted by strong organic loan growth, record loan production, and solid revenue growth,” stated Martin E. Plourd, Chief Executive Officer. “The continued success of our outreach to new and existing clients during the quarter generated increased income and had a meaningful impact on loan generation with new loan commitments of $41.6 million in 4Q21 to offset SBA PPP loan forgiveness of $14.8 million. We continue to focus on deploying excess liquidity through increased lending activity, while closely monitoring our loan portfolio and asset quality metrics. As one of the last remaining community banks of scale along California's Central Coast, we believe we are operating from a position of strength as we enter 2022, and we will continue to work to create value for our shareholders, our clients and our communities.”

Fourth Quarter 2021 Financial Highlights:

  Net income was $2.9 million, or $0.33 per diluted share in the fourth quarter, compared to $3.6 million, or $0.41 per diluted share in third quarter, and $2.6 million, or $0.31 per diluted share in the fourth quarter of 2020.
  Net interest income for the quarter was $10.7 million compared to $10.9 million in the third quarter and $9.8 million in the fourth quarter of 2020.
  Provision expense for the fourth quarter was $26,000, compared to $7,000 in the prior quarter and a $44,000 negative provision in the fourth quarter of 2020.
  The allowance for loan losses (“ALL”) was 1.20% of total loans held for investment at December 31, 2021, and 1.23% of total loans held for investment, excluding the $21.3 million of Paycheck Protection Program (“PPP”) loans which are 100% guaranteed by the Small Business Administration (“SBA”).*
  Non-interest-bearing demand deposits were $209.9 million at December 31, 2021, compared to $219.8 million at September 30, 2021, and $181.8 million at December 31, 2020.
  Total loans increased $1.5 million to $892.1 million at December 31, 2021, compared to $890.6 million at September 30, 2021, and increased $34.5 million compared to $857.6 million at December 31, 2020.
  Book value per common share increased to $11.72 at December 31, 2021, compared to $11.46 at September 30, 2021, and $10.50 at December 31, 2020.
  The Bank’s Tier 1 leverage ratio was 8.56% at December 31, 2021, compared to 8.59% at September 30, 2021, and 9.29% at December 31, 2020.
  Net non-accrual loans improved to $565,000 at December 31, 2021, compared to $1.7 million at September 30, 2021, and $3.7 million at December 31, 2020.

*Non GAAP

COVID-19 Pandemic and PPP loan Update

“Contributing to our success in 2021 was our continued participation in the SBA’s PPP program,” said Plourd. “As of December 31, 2021, we had 93 PPP loans totaling $21.3 million remaining on our balance sheet from both the first and second rounds of funding.   During the fourth quarter of 2021, $14.8 million of the PPP loans were forgiven by the SBA. We recognized $483,000 of income in net fees related to PPP loans during the fourth quarter, compared to $1.0 million of income in net fees during the third quarter, and have $536,000 remaining in net unrecognized fees related to PPP loans that will be recognized as income through amortization or once the loans are paid off or forgiven by the SBA.   As these loans are forgiven, we will use the liquidity to pursue new lending opportunities as well as focus on further reduction in funding costs.”

“Our focus on delivering an exceptional client experience throughout the PPP process, from the initial loan origination to the forgiveness process, is helping bring in new clients. As of December 31, 2021, we had brought over 175 new clients to the Bank, and are already beginning to see success with developing full banking relationships with these new clients,” said William F. Filippin, President, of Community West Bank.

The Company continues to closely monitor high-risk industry loans. The industries most heavily impacted include retail, healthcare, hospitality, schools and energy. The Company continues to evaluate loans related to affected industries, and at December 31, 2021, the Bank’s loans to these industries were $158.4 million, which is 17.8% of its $892.1 million loan portfolio.

Of the selected industry loans, $918,000, or less than 1%, are on non-accrual at December 31, 2021, compared to $3.0 million at December 31, 2020. Also, of the selected industry loans, the classified loans are $13.4 million, or 8.5% at December 31, 2021, compared to $16.9 million or 9.4% at December 31, 2020. Additional detail by industry at December 31, 2021 is included in the table below.

Sectors Under Focus (Excluding PPP Loans)
As of 12/31/21 (in thousands)	Loans Outstanding	$ Non-accrual	% Non- accrual	$ Classified	% Classified	$ Deferrals	% Deferral
Healthcare	$50,126	$-	0.00%	$1,995	3.98%	$-	0.00%
Senior/Assted Living Facilities	23,505	-	0.00%		0.00%	-	0.00%
Medical Offices	16,769	-	0.00%	233	1.39%	-	0.00%
General Healthcare	9,852	-	0.00%	1,762	17.88%	-	0.00%
Hospitality	49,392	918	1.86%	3,567	7.22%	-	0.00%
Lodging	40,936	-	0.00%	2,486	6.07%	-	0.00%
Restaurants	8,456	918	10.86%	1,081	12.78%	-	0.00%
Retail Commercial Real Estate	45,835	0	0.00%	7,739	16.88%		0.00%
Retail Services	11,870	0	0.00%	1	0.01%	-	0.00%
Schools	1,115	0	0.00%	-	0.00%	-	0.00%
Energy	85	0	0.00%	85	100.00%	-	0.00%
Total	$158,423	$918	0.58%	$13,387	8.45%	$-	0.00%

Income Statement

Net interest income totaled $10.7 million in fourth quarter, compared to $10.9 million in third quarter, and $9.8 million in the fourth quarter of 2020.   For the full year 2021, net interest income increased 15.8% to $42.4 million, compared to $36.6 million in 2020.

Net interest margin was 3.77% for fourth quarter, a 20-basis point contraction compared to the third quarter, and a 36-basis point contraction compared to fourth quarter of 2020. “Despite a 10-basis point benefit from PPP loan payoffs for the fourth quarter of 2021, net interest margin was negatively impacted by excess balance sheet liquidity,” said Richard Pimentel, Chief Financial Officer. The cost of funds for the fourth quarter decreased 5-basis points to 0.31%, compared to 0.36% for the third quarter, and improved by 23-basis points compared to 0.54% for the fourth quarter of 2020. PPP loans included fees accounted for 10 basis points of net interest margin for the fourth quarter compared to 25-basis points in the third quarter, and 6 basis points in the fourth quarter of 2020.   For the year 2021, the net interest margin expanded 14-basis points to 4.03%, compared to 3.89% for 2020. Income from PPP loans contributed 13-basis points to the net interest margin in 2021 compared to 6-basis points in 2020.

Non-interest income totaled $944,000 in fourth quarter, compared to $1.0 million in third quarter, and $970,000 in fourth quarter of 2020. The decrease in the fourth quarter was primarily due to lower loan fees, servicing revenues and less revenue from loan sales. Other loan fees were $343,000 for the fourth quarter, compared to $383,000 in the third quarter and $383,000 in the fourth quarter of 2020. Gain on sale of loans was $109,000 in fourth quarter, compared to $118,000 in the third quarter and $209,000 in fourth quarter of 2020. Non-interest income was $3.8 million for the year 2021, compared to $3.9 million for the year 2020, with the decrease during the year largely due to a reduction in loan fees and lower gain on sale of loans partially offset by an increase in other income related to increases in serving revenue and fair value adjustments on investments held at fair value.

Non-interest expense totaled $7.6 million in fourth quarter, compared to $6.9 million in third quarter, and $7.1 million in fourth quarter of 2020. The Company’s efficiency ratio was 65.23% for fourth quarter, compared to 57.31% for third quarter, and 65.68% for the fourth quarter of 2020. For the full year 2021, non-interest expense was $28.0 million, compared to $27.5 million in 2020. The Company continues to focus on expense control and gaining efficiencies through use of technology and process improvement. The efficiency ratio for the full year 2021 was 60.69% compared to 67.96% for the full year 2020.

Balance Sheet

Total assets increased $21.5 million, or 1.9%, to $1.16 billion at December 31, 2021, compared to $1.14 billion, at September 30, 2021, and increased $181.6 million, or 18.6%, compared to $975.4 million, at December 31, 2020. Total loans increased by $1.5 million, to $892.1 million at December 31, 2021, compared to $890.6 million, at September 30, 2021, and increased $34.5 million, or 4.0%, compared to $857.6 million, at December 31, 2020. Total loans, excluding PPP loans, increased $16.3 million during the quarter, or 1.9%, and increased $82.7 million, or 10.5%, compared to December 31, 2020.

Commercial real estate loans outstanding (which include SBA 504, construction and land) were up 19.6% from year ago levels to $480.8 million at December 31, 2021, and comprise 53.9% of the total loan portfolio. Manufactured housing loans were up 6.1% from year ago levels to $297.4 million and represent 33.3% of total loans. PPP loans were $21.3 million at December 31, 2021, and represent 2.4% of total loans, down from $36.1 million at September 30, 2021, and $69.5 million at December 31, 2020. Commercial loans (which include agriculture loans) were down 10.4% from year ago levels to $72.4 million and represent 8.1% of the total loan portfolio.

Total deposits increased $18.2 million, or 2.0%, to $950.1 million at December 31, 2021, compared to $931.9 million at September 30, 2021, and increased $183.9 million, or 24.0%, compared to $766.2 million at December 31, 2020. Non-interest-bearing demand deposits were $209.9 million at December 31, 2021, a $9.9 million decrease compared to $219.8 million at September 30, 2021, and a $28.1 million increase compared to $181.8 million at December 31, 2020. Interest-bearing demand deposits increased $29.5 million to $537.5 million at December 31, 2021, compared to $508.0 million at September 30, 2021, and increased $139.4 million compared to $398.1 million at December 31, 2020.

Certificates of deposit, which include brokered deposits, decreased $3.8 million during the quarter to $179.1 million at December 31, 2021, compared to $182.9 million at September 30, 2021, and increased $11.5 million compared to $167.5 million at December 31, 2020.

Stockholders’ equity increased to $101.4 million at December 31, 2021, compared to $98.8 million at September 30, 2021, and $89.0 million at December 31, 2020.   Book value per common share increased to $11.72 at December 31, 2021, compared to $11.46 at September 30, 2021, and $10.50 at December 31, 2020.

Credit Quality

“Credit quality metrics improved during the quarter, with a substantial decrease in net-nonaccrual loans,” said Plourd. “We continue to closely monitor our loan portfolio and have elevated credit monitoring structures in place. Our disciplined approach of managing potential problem loans early has helped to keep us from incurring losses. This conservative loan grading system is a strategy that we put in place years ago and is reflective in our historic low loss ratio.”

At December 31, 2021, asset quality reflected improvement due to positive loan risk rating migrations during the fourth quarter. Total classified loans decreased year-over-year due to proactive risk rating of loans showing signs of financial stress during the pandemic, while net non-accrual loans also decreased year over year. All loans rated “Watch” or worse are monitored monthly and proactive measures are taken when any signs of deterioration to the credit are discovered.

The Company recorded a provision expense of $26,000 in the fourth quarter compared to a provision expense of $7,000 in third quarter and a negative provision expense of $44,000 in the fourth quarter of 2020. The allowance for credit losses, including the reserve for undisbursed loans, was $10.5 million, or 1.20% of total loans held for investment, at December 31, 2021, and 1.23% of total loans held for investment excluding PPP loans. Net non-accrual loans, plus net other assets acquired through foreclosure, decreased 28.5% to $3.1 million at December 31, 2021, compared to $4.3 million at September 30, 2021, and decreased 50.9% compared to $6.3 million at December 31, 2020.

There was $565,000 in net non-accrual loans as of December 31, 2021, compared to $1.7 million at September 30, 2021, and $3.7 million at December 31, 2020. Of the $565,000 of net non-accrual loans at December 31, 2021, $1,000 were SBA 504 loans, $306,000 were manufactured housing loans, and $258,000 were single family real estate loans.

There was $2.5 million in other assets acquired through foreclosure as of December 31, 2021, compared to $2.6 million at September 30, 2021, and at December 31, 2020. The majority of this balance relates to one property in the amount of $2.3 million.

Cash Dividend Declared

The Company’s Board of Directors declared a quarterly cash dividend of $0.07 per common share, payable February 28, 2022 to common shareholders of record on February 11, 2022.

Stock Repurchase Program

On August 27, 2021, the Company announced that its Board of Directors had extended the stock repurchase plan until August 31, 2023. The Company did not repurchase shares during the fourth quarter of 2021, leaving $1.4 million available under the previously announced repurchase program.

Company Overview

Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, the largest publicly traded community bank serving California’s Central Coast area of Ventura, Santa Barbara and San Luis Obispo counties. Community West Bank has seven full-service California branch banking offices in Goleta, Santa Barbara, Santa Maria, Ventura, San Luis Obispo, Oxnard and Paso Robles. The principal business activities of the Company are Relationship Banking, Manufactured Housing lending and Government Guaranteed lending.

Industry Accolades

Community West was named to Piper Sandler’s Bank and Thrift Sm-All Stars – Class of 2021. This award recognized Community West as one of the top 35 best performing small capitalization institutions from a list of publicly traded banks and thrifts in the U.S. with market capitalizations less than $2.5 billion.

Community West Bank was awarded a “Super Premier Performance” rating by The Findley Reports. For 52 years, The Findley Reports has been recognizing the financial performance of banking institutions in California and the Western United States. Community West Bank is rated 5-star Superior by Bauer Financial.

Safe Harbor Disclosure

This release contains certain forward-looking statements about the Company and the Bank that are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Statements that are not historical or current facts, including statements about future financial and operational results, expectations, or intentions are forward-looking statements. Such statements reflect management's current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve and are subject to significant risks, contingencies, and uncertainties, many of which are difficult to predict and are generally beyond our control including, but not limited to, risks from the COVID-19 pandemic, the strength of the United States economy in general and of the local economies in which we conduct operations, the effect of, and changes in, trade, monetary and fiscal policies and laws, including changes in interest rate policies of the Board of Governors of the Federal Reserve System, inflation, weather, natural disasters, climate change, increased unemployment, deterioration in credit quality of our loan portfolio and/or the value of the collateral securing the repayment of those loans, reduction in the value of our investment securities, the costs and effects of litigation and of adverse outcomes of such litigation, the cost and ability to attract and retain key employees, a breach of our operational or security systems, policies or procedures including cyber-attacks on us or third party vendors or service providers, regulatory or legal developments, United States tax policies, including our effective income tax rate, and our ability to implement and execute our business plan and strategy and expand our operations as provided therein. Actual results may differ materially from those set forth or implied in the forward-looking statements as a result of a variety of factors including the risk factors contained in documents filed by the Company with the Securities and Exchange Commission and are available in the “Investor Relations” section of our website, https://www.communitywest.com/sec-filings/documents/default.aspx. The Company is under no obligation (and expressly disclaims any obligation) to update or alter such forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in 000's, except per share data)

	December 31,	September 30,	December 31,
	2021	2021	2020

Cash and cash equivalents	$1,621	$2,129	$1,587
Interest-earning deposits in other financial institutions	206,754	184,806	58,953
Investment securities	22,773	23,608	22,043
Loans:
Commercial	72,423	66,713	80,851
Commercial real estate	480,801	473,338	402,148
SBA	8,580	9,589	11,851
Paycheck Protection Program (PPP)	21,317	36,109	69,542
Manufactured housing	297,363	292,476	280,284
Single family real estate	8,663	8,659	10,358
HELOC	3,579	3,717	3,861
Other (1)	(643)	(6)	(1,318)
Total loans	892,083	890,595	857,577

Loans, net
Held for sale	23,408	24,400	31,229
Held for investment	868,675	866,195	826,348
Less: Allowance for loan losses	(10,404)	(10,283)	(10,194)
Net held for investment	858,271	855,912	816,154
NET LOANS	881,679	880,312	847,383

Other assets	44,225	44,735	45,469

TOTAL ASSETS	$1,157,052	$1,135,590	$975,435

Deposits
Non-interest-bearing demand	$209,893	$219,826	$181,837
Interest-bearing demand	537,508	508,020	398,101
Savings	23,675	21,202	18,736
Certificates of deposit ($250,000 or more)	17,612	15,956	30,536
Other certificates of deposit	161,443	166,938	136,975
Total deposits	950,131	931,942	766,185
Other borrowings	90,000	90,000	105,000
Other liabilities	15,546	14,881	15,243
TOTAL LIABILITIES	1,055,677	1,036,823	886,428

Stockholders' equity	101,375	98,767	89,007

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,157,052	$1,135,590	$975,435

Common shares outstanding	8,650	8,616	8,473

Book value per common share	$11.72	$11.46	$10.50

(1) Includes consumer, other loans, securitized loans, and deferred fees

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)
(in 000's, except per share data)

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2021	2021	2021	2021	2020

Interest income
Loans, including fees	$11,258	$11,576	$11,433	$10,856	$10,790
Investment securities and other	279	259	218	199	196
Total interest income	11,537	11,835	11,651	11,055	10,986

Deposits	614	708	771	742	815
Other borrowings	206	198	194	271	378
Total interest expense	820	906	965	1,013	1,193
Net interest income	10,717	10,929	10,686	10,042	9,793
Provision (credit) for loan losses	26	7	(41)	(173)	(44)
Net interest income after provision for loan losses	10,691	10,922	10,727	10,215	9,837
Non-interest income
Other loan fees	343	383	310	313	383
Gains from loan sales, net	109	118	130	118	209
Document processing fees	123	145	138	106	129
Service charges	84	77	74	67	83
Other	285	317	220	293	166
Total non-interest income	944	1,040	872	897	970
Non-interest expenses
Salaries and employee benefits	4,884	4,478	4,379	4,565	4,594
Occupancy, net	893	802	780	779	751
Professional services	441	434	430	340	399
Data processing	251	292	332	340	254
Depreciation	186	191	198	205	202
FDIC assessment	146	127	121	91	165
Advertising and marketing	198	189	164	183	110
Stock-based compensation	129	63	58	68	68
Other	478	284	207	289	526
Total non-interest expenses	7,606	6,860	6,669	6,860	7,069
Income before provision for income taxes	4,029	5,102	4,930	4,252	3,738
Provision for income taxes	1,135	1,467	1,379	1,231	1,111
Net income	$2,894	$3,635	$3,551	$3,021	$2,627
Earnings per share:
Basic	$0.34	$0.42	$0.42	$0.36	$0.31
Diluted	$0.33	$0.41	$0.41	$0.35	$0.31

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)
(in 000's, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2021	2020	2021	2020

Interest income
Loans, including fees	$11,258	$10,790	$45,123	$42,948
Investment securities and other	279	196	955	906
Total interest income	11,537	10,986	46,078	43,854

Deposits	614	815	2,835	5,483
Other borrowings	206	378	869	1,782
Total interest expense	820	1,193	3,704	7,265
Net interest income	10,717	9,793	42,374	36,589
Provision (credit) for loan losses	26	(44)	(181)	1,223
Net interest income after provision for loan losses	10,691	9,837	42,555	35,366
Non-interest income
Other loan fees	343	383	1,349	1,546
Gains from loan sales, net	109	209	475	920
Document processing fees	123	129	512	513
Service charges	84	83	302	354
Other	285	166	1,115	579
Total non-interest income	944	970	3,753	3,912
Non-interest expenses
Salaries and employee benefits	4,884	4,594	18,306	17,968
Occupancy, net	893	751	3,254	3,036
Professional services	441	399	1,645	1,801
Data processing	251	254	1,215	1,055
Depreciation	186	202	780	821
FDIC assessment	146	165	485	565
Advertising and marketing	198	110	734	673
Stock-based compensation	129	68	318	319
Other	478	526	1,258	1,285
Total non-interest expenses	7,606	7,069	27,995	27,523
Income before provision for income taxes	4,029	3,738	18,313	11,755
Provision for income taxes	1,135	1,111	5,212	3,510
Net income	$2,894	$2,627	$13,101	$8,245
Earnings per share:
Basic	$0.34	$0.31	$1.53	$0.97
Diluted	$0.33	$0.31	$1.50	$0.97

ADDITIONAL FINANCIAL INFORMATION
(Dollars and shares in thousands except per share amounts)(Unaudited)
	Three Months Ended			Twelve Months Ended
PERFORMANCE MEASURES AND RATIOS	Dec 31, 2021	Sep 30, 2021	Dec 31, 2020	Dec 31, 2021	Dec 31, 2020
Return on average common equity	11.42%	14.77%	11.85%	13.68%	9.70%
Return on average assets	0.99%	1.28%	1.07%	1.21%	0.85%
Efficiency ratio	65.23%	57.31%	65.68%	60.69%	67.96%
Net interest margin	3.77%	3.97%	4.13%	4.03%	3.89%

	Three Months Ended			Twelve Months Ended
AVERAGE BALANCES	Dec 31, 2021	Sep 30, 2021	Dec 31, 2020	Dec 31, 2021	Dec 31, 2020
Average assets	$1,157,909	$1,123,598	$977,736	$1,082,560	$972,019
Average earning assets	1,126,473	1,091,792	944,073	1,050,829	940,993
Average total loans	888,519	882,058	845,620	884,601	831,863
Average deposits	950,601	920,165	726,223	876,397	730,884
Average common equity	100,579	97,636	88,171	95,770	85,027

EQUITY ANALYSIS	Dec 31, 2021	Sep 30, 2021	Dec 31, 2020
Total common equity	$101,375	$98,767	$89,007
Common stock outstanding	8,650	8,616	8,473

Book value per common share	$11.72	$11.46	$10.50

ASSET QUALITY	Dec 31, 2021	Sep 30, 2021	Dec 31, 2020
Nonaccrual loans, net	$565	$1,742	$3,665
Nonaccrual loans, net/total loans	0.06%	0.20%	0.43%
Other assets acquired through foreclosure, net	$2,518	$2,572	$2,614

Nonaccrual loans plus other assets acquired through foreclosure, net	$3,083	$4,314	$6,279
Nonaccrual loans plus other assets acquired through foreclosure, net/total assets	0.27%	0.38%	0.64%
Net loan (recoveries)/charge-offs in the quarter	$(96)	$(36)	$(41)
Net (recoveries)/charge-offs in the quarter/total loans	(0.01%)	(0.00%)	(0.00%)

Allowance for loan losses	$10,404	$10,283	$10,194
Plus: Reserve for undisbursed loan commitments	94	106	92
Total allowance for credit losses	$10,498	$10,389	$10,286
Allowance for loan losses/total loans held for investment	1.20%	1.19%	1.23%
Allowance for loan losses/total loans held for investment excluding PPP loans	1.23%	1.24%	1.35%
Allowance for loan losses/nonaccrual loans, net	1842.50%	590.34%	278.14%

Community West Bank *
Community bank leverage ratio	N/A	8.59%	9.29%
Tier 1 leverage ratio	8.56%	8.59%	9.29%
Tier 1 capital ratio	11.02%	10.93%	11.02%
Total capital ratio	12.19%	12.11%	12.27%

INTEREST SPREAD ANALYSIS	Dec 31, 2021	Sep 30, 2021	Dec 31, 2020
Yield on total loans	5.03%	5.21%	5.08%
Yield on investments	2.78%	2.68%	2.46%
Yield on interest earning deposits	0.16%	0.16%	0.15%
Yield on earning assets	4.06%	4.30%	4.63%

Cost of interest-bearing deposits	0.34%	0.40%	0.60%
Cost of total deposits	0.26%	0.31%	0.45%
Cost of borrowings	0.91%	0.87%	1.03%
Cost of interest-bearing liabilities	0.40%	0.45%	0.69%
Cost of funds	0.31%	0.36%	0.54%

* Capital ratios are preliminary until the Call Report is filed.

Contact:
Richard Pimentel, EVP & CFO
805.692.4410
www.communitywestbank.com